Exhibit 99.1

AudioEye Reports Third Quarter 2019 Results

Company More Than Doubles Overall Customer Count, Leading to Fifteenth Consecutive Quarter of Record Revenue; Introduces AudioEye Digital Marketplace, Making Accessibility Solutions Truly Affordable and Practical for Businesses of Any Size

TUCSON, Ariz. — November 13, 2019 — AudioEye, Inc. (NASDAQ: AEYE), a leading developer of digital accessibility solutions that provide barrier-free website access for individuals with disabilities, reported financial results for the third quarter ended September 30, 2019.

Third Quarter and Recent Operational Highlights

●	Launched AudioEye Digital Marketplace, a machine learning powered-platform enabling companies of all sizes to accelerate accessibility easily and affordably.
●	Within AudioEye Digital Marketplace, the Company introduced AudioEye Free and AudioEye Pro as well as rebranded its Ally solution to AudioEye Managed, the trio collectively having been designed to encompass a full suite of digital accessibility commerce and machine-learning solutions for all price points. For additional information on how all three product offerings are differentiated, please click here to learn more.
●	Launched Team AudioEye, a new advocacy and certification program for digital professionals to accelerate digital accessibility by helping developers and web designers create accessible experiences for the web.
●	Strengthened the Company’s leadership and improved shareholder representation on its Board of Directors through the appointments of investors David Moradi and Jamil Tahir to the AudioEye board.
●	Continued to grow direct sales channel client roster in the third quarter with prominent new customers from the technology, fashion, retail, and hospitality space among others.
●	Continued to fortify new indirect channel partner relationships. Currently, 20 established channel partners offer AudioEye as their exclusive digital accessibility solution to their clients.
●	Through its premier partnership with Dealer.com, a Cox Automotive brand, the Company successfully implemented its solution across hundreds of Hyundai, Subaru of America and Volvo automotive dealer websites, rapidly accelerating adoption of its solution

Third Quarter 2019 Financial Results

●	Bookings increased 102% to $5.7M from $2.8M in the same year-ago period. The increase in bookings was primarily due to strength in the Company’s direct channel and execution against the current sales pipeline as well as improved performance within the Company’s indirect channel through deeper penetration in existing customers.
●	Total revenue increased 86% to a record $2.8M from $1.5M in the same period a year ago. The increase in revenue was primarily due to continued growth in the Company’s indirect channel and strength in renewals and bookings in its direct sales business.
●	Gross profit increased 101% to $1.7M (~60% of total revenue) from $822K (~55% of total revenue) in the same year-ago period. The increase in gross profit and gross margin was primarily due to increased efficiencies being realized as the Company continues to improve and expand the level of automation in its remediations as well as an increase in revenues.

●	Total operating expenses increased 80% to $3.8M from $2.1M in the same year-ago period. The increase in total operating expenses was primarily due to increases in sales and marketing expenses as well as general and administrative expenses.
●	Net loss available to common stockholders was $2.2M, or $(0.27) per share, compared to $1.3M, or $(0.19) per share, in the same year-ago period. The greater net loss was primarily due to continued investments to support scalable, long-term growth.
●	At quarter-end, the Company had $3.5M in cash, compared to $5.7M at December 31, 2018, and no debt.
●	Deferred revenue increased 73% to $4.3M from $2.5M in the third quarter of 2018.
●	Contracts in excess of revenue and deferred revenue increased 140% to $15.5M from $6.5M in the same period last year.
●	As of September 30, 2019, total customer count had grown to over 3,500 customers, which was a 150% increase compared to the prior quarter and a 322% increase compared to the third quarter of 2018. Current customer account is ~4,300.
●	As of September 30, 2019, monthly recurring revenue (MRR) totaled $997K which was an increase of 29% compared to $774K at June 30, 2019.

Full Year 2019 Financial Outlook
The Company is reiterating its full year bookings guidance of $22M to $24M and revenue guidance of $10M and $11M.

Management Commentary

AudioEye Executive Chairman Carr Bettis said, “In the third quarter we built on our success from the first half of the year and generated improved results in a number of our key operating areas. More specifically, we recorded $2.8M in revenues in Q3, an 86% increase over the prior year and also a record for the fifteenth consecutive quarter. Our strong topline led to our MRR increasing nearly 30% sequentially to almost $1 million at quarter-end, also helping to provide incrementally improved visibility into our financial projections as we look to scale our business over the long-term. Additionally, quarterly bookings came in strong at $5.7M and bookings in excess of excess of revenue and deferred revenue increased again to $15.5M . Operationally, we effectively doubled our customer count during the quarter, a feat which validates our ability to support large-scale rollouts, both technically and financially, and also justifies our decision to continue allocating resources to provide the necessary infrastructure in support of not only indirect vertical CMS providers but the AudioEye Digital Marketplace.

“After the quarter end, we also announced the launch of AudioEye Digital Marketplace, our new machine learning powered-platform designed to enable companies of all sizes to accelerate accessibility both easily and affordably. With this transformative new offering, AudioEye now provides its managed service solutions designed specifically to accelerate the path to compliance for website publishers relying on some of the world’s largest and most ubiquitous CMS platforms such as Wix, Weebly, Shopify, Squarespace and WordPress. Our expectation is that this channel will translate into impactful growth, in addition to our existing business, beginning in the new year. In the near term, we are increasingly confident in the performance and prospects for our business and are reiterating both our revenue and bookings guidance for 2019.”

Conference Call

AudioEye management will hold a conference call today, November 13, 2019 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

AudioEye management will host the call, followed by a question and answer period.

U.S. dial-in number: (877) 407-9208

International number: (201) 493-6784

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will also be webcast live and available for replay, which will be accessible via the investor relations section of the company’s website. The audio recording will remain available via the investor relations section of the company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern time on the same day through November 20, 2019.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 13695766

About AudioEye, Inc.

AudioEye is an industry-leading software solution delivering immediate ADA and WCAG accessibility compliance at scale. Through patented technology, subject matter expertise and proprietary processes, AudioEye is eradicating all barriers to digital accessibility, helping creators get accessible and supporting them with ongoing advisory and automated upkeep.

Trusted by the FCC, ADP, Samsung, Uber and more, AudioEye helps everyone identify and resolve issues of accessibility and enhance user experiences, automating digital accessibility for the widest audiences. AudioEye stands out among its competitors because it delivers machine learning/AI-driven accessibility without fundamental changes to site architecture.

Join our movement at www.audioeye.com.

To learn more about AudioEye, please view the About AudioEye video.

Forward-Looking Statements

Any statements in this press release about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding full year bookings and revenue guidance, scaling AudioEye’s business over the long-term and an expectation of impactful growth beginning in 2020. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; risks associated with product development and technological changes; the acceptance of AudioEye’s products in the marketplace by existing and potential future customers; competition; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission (the “SEC”), including AudioEye’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 27, 2019. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof.

About Key Operating Metrics

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating measures that are not GAAP measures, including monthly recurring revenue, bookings and contracts. AudioEye reviews a number of operating metrics such as these to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions.

We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other similar companies. In this press release, we are reporting results and/or affirming our previously announced guidance on bookings, revenue and monthly recurring revenue.

AudioEye’s bookings represents the contracted amount of money the customer commits to spend with the Company over an agreed amount of time, generally ranging from 12 months up to 60 months.

AudioEye’s contracts in excess of revenue and deferred revenue is the remaining bookings that have not yet been recognized as revenue or billed to the customer. This measure represents the contractually agreed amount of money that is remaining to be billed and paid under contracts and that will be recognized in subsequent periods.

AudioEye’s monthly recurring revenue is the Company’s annualized spend of a customer divided by 12.

Corporate Contact:

AudioEye, Inc.

Dr. Carr Bettis, Executive Chairman

cbettis@audioeye.com

Investor Contact:

Matt Glover or Tom Colton

AEYE@gatewayir.com

(949) 574-3860

-Financial Tables to Follow-

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues	$2,776,436	$1,494,313	$7,197,736	$3,878,552

Cost of revenue	1,121,307	672,589	3,171,715	1,882,698

Gross profit	1,655,129	821,724	4,026,021	1,995,854

Operating expenses:
Selling and marketing	1,424,210	625,789	3,389,912	1,813,345
Research and development	139,570	48,860	501,400	147,889
General and administrative	2,249,302	1,445,539	6,452,315	3,592,004
Total operating expenses	3,813,082	2,120,188	10,343,627	5,553,238

Operating loss	(2,157,953)	(1,298,464)	(6,317,606)	(3,557,384)

Other income (expense):
Unrealized (loss) gain on marketable securities	456	(1,680)	252	(30)
Interest (expense) income, net	(37,746)	(32,892)	(39,323)	(32,760)
Total other (loss) income	(37,290)	(34,572)	(39,071)	(32,790)

Net loss	(2,195,243)	(1,333,036)	(6,356,677)	(3,590,174)

Dividends on Series A Convertible preferred stock	(13,233)	(13,233)	(39,267)	(40,507)

Net loss available to common stockholders	$(2,208,476)	$(1,346,269)	$(6,395,944)	$(3,630,681)

Net loss per common share-basic and diluted	$(0.27)	$(0.19)	$(0.81)	$(0.54)

Weighted average common shares outstanding-basic and diluted	8,279,207	7,084,716	7,847,905	6,676,968

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$3,463,899	$5,741,549
Accounts receivable, net	1,362,400	172,384
Marketable securities, held in related party	762	510
Deferred costs, short term	197,961	176,006
Prepaid expenses and other current assets	366,370	49,901
Total current assets	5,391,392	6,140,350

Property and equipment, net	167,805	108,007

Right of use assets	877,067	-

Deferred costs, long term	156,786	93,790
Intangible assets, net	1,711,650	2,061,404
Goodwill	700,528	700,528

Total assets	$9,005,228	$9,104,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$670,129	$93,544
Related party payables	4,541	14,467
Finance lease liabilities	51,735	30,172
Operating lease liabilities	204,411	-
Deferred rent	-	4,472
Deferred revenue	4,119,567	2,626,712
Total current liabilities	5,050,383	2,769,367

Long term liabilities:
Finance lease liabilities	61,886	51,150
Operating lease liabilities	709,268	-
Deferred rent	-	6,585
Deferred revenue	192,121	402,075

Total liabilities	6,013,658	3,229,177

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized
Series A Convertible Preferred stock, $0.00001 par value, 200,000 shares designated, 105,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018	1	1
Common stock, $0.00001 par value, 50,000,000 shares authorized, 8,876,555 and 7,579,995 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	89	76
Additional paid-in capital	51,491,258	48,017,926
Accumulated deficit	(48,499,778)	(42,143,101)
Total stockholders' equity	2,991,570	5,874,902

Total liabilities and stockholders' equity	$9,005,228	$9,104,079